QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.82

AMENDMENT 3 TO
AMENDED AND RESTATED
WAIVER AND STANDBY PURCHASE AGREEMENT

        This AMENDMENT 3, dated as of March 2, 2009, amends that certain Amended and Restated Waiver and Standby Purchase Agreement dated as of March 10, 2008 as subsequently amended as of August 5, 2008 and October 30, 2008 (the "Waiver Agreement") by and among Hallmark Cards, Incorporated, a Missouri corporation ("Hallmark"), HC Crown Corp., a Delaware corporation ("HCC"), (Hallmark and HCC, the "Hallmark Lenders") and Crown Media Holdings, Inc., a Delaware corporation ("Crown Holdings"), Crown Media United States, LLC, a Delaware limited liability company ("CMUS"), and the subsidiaries of Crown Holdings listed as Guarantors on the Credit Facility (the "Guarantors," and, together with Crown Holdings and CMUS, the "Borrowers").

        WHEREAS, the Borrowers have requested that the Hallmark Lenders extend the automatic Waiver Termination Date; and

        WHEREAS, the Hallmark Lenders are willing to extend the automatic Waiver Termination Date on the terms and subject to the conditions set forth in this Amendment 3;

        NOW, THEREFORE, in consideration for the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Section 1(a).    Section 1(a)—Definitions shall be amended as follows:

          (a)   the definition of "Excess Cash Flow" shall be deleted in its entirety and replaced as follows:

    ""Excess Cash Flow" has the meaning set forth in Section 7(e)(ii)."

          (b)   "Tax Note" and its definition shall be deleted in its entirety.

          (c)   the definition of "Tax Sharing Payments" shall be inserted immediately after the definition for "Tax Sharing Agreement" as follows:

    ""Tax Sharing Payments" has the meaning set forth in Exhibit A."

        2.    Section 2(b).    Section 2(b)—Permitted Actions shall be amended by deleting Section 2(b)(v) in its entirety.

        3.    Section 2(c).    Section 2(c)—Waiver Termination Date shall be amended by replacing the first sentence with the following:

    This Waiver shall terminate automatically on March 31, 2010, unless terminated earlier as set forth herein and such date of actual termination shall be the "Waiver Termination Date."

        4.    Section 3.    Section 3—Standby Purchase Obligation shall be amended by inserting after "pursuant to Amendment No. 9 to the Credit Facility, dated as of March 21, 2006," the phrase "as amended by Amendment No. 15 and as may be subsequently amended from time to time."

        5.    Section 4(e).    Section 4(e)—Acknowledgement of Indebtedness shall be amended by deleting Section 4(e)(v) in its entirety.

        6.    Section 7.    Section 7—Covenants of Borrower shall be amended by deleting Section 7(e) in its entirety and replacing it as follows:

          "(e) Prepayment of Subject Obligations from Excess Cash Flow.

              (i)  Within one business day of the receipt of (or in the case of clause (e)(ii)(3) below the determination of the existence of, but in any event no later than 45 days after the end of such quarter) any Excess Cash Flow, Borrower shall, in an amount equal to the Excess Cash Flow, either (x) pay amounts due under the Credit Facility, or (y) repay the Subject Obligations. Such repayment of the Subject Obligations shall be applied in the following order:

              (1)   pro rata to accrued but unpaid interest on the 2001 Note, the 2005 Note and the 2006 Note based on their respective outstanding principal amounts, then

              (2)   to pay Tax Sharing Payments, then

              (3)   to the principal amount of the 2001 Note, then

              (4)   to the principal amount of the 2005 Note, then

              (5)   to the principal amount of the 2006 Note, then

              (6)   to the Accreted Value of the 10.25% Note, and finally

              (7)   to the Participated Obligations.

             (ii)  "Excess Cash Flow" shall mean (without duplication):

              (1)   the net cash proceeds from the issuance of any equity securities or debt instruments by any of the Borrowers;

              (2)   the net cash proceeds from the sale, transfer or lease by the Borrowers of any of their assets outside of the ordinary course of business, and

              (3)   if positive, the consolidated net cash flow from operations for a quarter calculated in the same manner as "CF Before Interest" as set forth in the Crown Holdings 2009 Plan as approved by the Board of Directors of Crown Holdings on December 11, 2008 or any subsequent plan approved by the Board of Directors and reasonably acceptable to the Hallmark Lenders (provided that in any calendar quarter the deduction for general and administrative expenses, capital expenditures and similar items shall not exceed one-quarter of the amount with respect to such items set forth in such 2009 Plan), less any amounts paid during the quarter (A) as a net reduction of the principal amount of the Credit Facility when comparing the outstanding principal amount at the beginning and the end of the quarter, (B) as interest and other amounts due under the Credit Facility and (C) as net repayment of the Subject Obligations, in each case, that were not otherwise required to be paid pursuant to the terms of this Agreement.

          (f)    Tax Consolidation.    Crown Holdings shall not take any action (including the issuance of new capital stock or options for capital stock) that would, or that would reasonably be expected to, prohibit Crown Holdings from being included as a "member" of the Hallmark Group within the meaning of Section 1.1502-1(b) of the Treasury Regulations.

          (g)   Credit Facility.    Each Borrower shall use its commercially reasonable efforts to promptly renew the Credit Facility, extending the maturity date to at least March 31, 2010."

        7.    Exhibit A.    Exhibit A—Subject Obligations shall be amended by deleting Item 5 in its entirety and replacing it with the following:

          "5.   Any and all amounts due and owing to Hallmark pursuant to the Tax Sharing Agreement ("Tax Sharing Payments")."

        8.    Representations and Warranties.    Each Borrower hereby jointly and severally represents and warrants to each Hallmark Lender that after giving effect to this Amendment 3 that all the representations and warranties contained in the Waiver Agreement are true and correct as of the date hereof in all material respects as if such representations and warranties had been made on and as of the date hereof (except to the extent that any such representation or warranty specifically relates to an earlier date).

        9.    Release of Claims and Waiver.    Each Borrower hereby releases, remits, acquits and forever discharges each Hallmark Lender and each Hallmark Lender's employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any manner or things done, which were omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and which also in any way directly or indirectly arise out of or were in any way connected to the Released Parties' capacity as the beneficiary of an obligation of one or more of the Borrowers under this Agreement, the Subject Obligations and/or any other Loan Document heretofore executed, including claims relating to 'lender liability' (all of the foregoing hereinafter called the "Released Matters"). The Borrowers acknowledge that the Hallmark Lenders' agreement to waive contained in Section 2 of the Waiver Agreement, the Hallmark Lenders' agreement to extend the automatic Waiver Termination Date pursuant to Amendment 1, Amendment 2 and this Amendment 3, and Hallmark's agreement to purchase the outstanding Indebtedness and the Bank Lenders' other interests under the Credit Facility contained in Section 3 of the Waiver Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Borrower represents and warrants to each Hallmark Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest of such Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

        10.    Full Force and Effect.    Except to the extent amended herein, the Waiver Agreement shall continue in full force and effect.

        11.    Governing Law.    This Amendment 3 shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to the choice of law principles of such State.

        12.    Counterparts; Faxed Signatures.    This Amendment 3 may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment 3 as of the day and year first above written.

BORROWERS:
CROWN MEDIA HOLDINGS, INC.
By:	/s/ Brian Stewart Name: Brian Stewart Title: Executive Vice President, CFO
CROWN MEDIA UNITED STATES, LLC
By:	/s/ Brian Stewart Name: Brian Stewart Title: Vice President & CFO
GUARANTORS:
CM INTERMEDIARY, LLC CITI TEEVEE, LLC DOONE CITY PICTURES, LLC
By:	/s/ Brian Stewart Name: Brian Stewart Title: Vice President & CFO
HALLMARK LENDERS:
HALLMARK CARDS, INCORPORATED
By:	/s/ Tim Griffith Name: Tim Griffith Title: EVP—CFO
HC CROWN CORP.
By:	/s/ Dwight Arn Name: Dwight Arn Title: Vice President

QuickLinks

  Exhibit 10.82
AMENDMENT 3 TO AMENDED AND RESTATED WAIVER AND STANDBY PURCHASE AGREEMENT